Exhibit 23.3

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the Reference to our firm under the caption “Experts” and to the use of our report dated September 6, 2002, with respect to the financial statements of VERTEQ, Inc. included in the Registration Statement on Form S-1 of Akrion, Inc.

/s/    ERNST & YOUNG LLP

Orange County, California

October 4, 2004